Exhibit 10.57

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter this “Agreement”) dated as of August 16, 2002 (the “Effective Date”) by and between i-STAT CORPORATION, a Delaware corporation having a place of business at 104 Windsor Center Drive, East Windsor, New Jersey 08520 (the “Company”), and Bruce F. Basarab, an individual residing at 7226 Drew Hill Road, Golden, Colorado 80403 (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company, all pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is agreed as follows:

Section 1.  Definitions.  Unless otherwise defined herein, the following terms shall have the following respective meanings:

“Benefit” means those benefits set forth in Section 3.3 hereof.

“Cause” means (i) any felony conviction or admission of guilt, (ii) any breach or nonobservance by Employee of any material covenant set forth herein, (iii) any willful, intentional or deliberate disobedience or neglect by Employee of the lawful and reasonable orders or directions of the Chief Executive Officer of the Company; provided, that the Chief Executive Officer of the Company has given Employee written notice of such disobedience or neglect and Employee has failed to cure such disobedience or neglect within a period reasonable under the circumstances, or (iv) any willful or deliberate misconduct by employee that is materially injurious to the Company.

“Change of Control” shall mean any of the following:

A.                                   An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change of Control.   A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or trust forming a part thereof) maintained by (x) the Company or

(y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as defined below).

B.                                     The individuals who, as of the date immediately before any “Change of Control” set forth in clauses A or C hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

C.                                     Approval by the stockholders of the Company of:

(i)                                     A merger, consolidation, or reorganization involving the Company, unless:

(1)                                 The stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, or reorganization; and

(2)                                 The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation or corporation Beneficially Owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation; and

(3)                                 No Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the SurvivingCorporation, any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(4)                                 A transaction described in the foregoing clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”.

(ii)                                  A complete liquidation or dissolution of the Company; or

(iii)                               A sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

D.                                    Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because (i) any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person to a percentage sufficient to constitute a Change of Control, then a Change of Control shall be deemed to have occurred; or (ii) the acquisition of Voting Securities by holders of the Company’s Series D Convertible Preferred Stock, par value $.10 per share.

“Common Stock” means the common stock of the Company, par value $.15 per share.

“Diminution in Responsibility” means a material diminution in Employee’s duties or responsibilities or the assignment to Employee of duties which are materially inconsistent with his duties as Executive Vice President of Commercial Operations of the Company or which materially impair Employee’s ability to function in his position; provided, however, that no Diminution in Responsibility shall be deemed to have occurred solely as a result of the consummation by the Company of a strategic corporate alliance, partnership or joint venture (in whatever form) pursuant to which any substantial portion of the Company’s marketing and sales activities, or research and development activities, or manufacturing activities come under the control of any entity unaffiliated with the Company on the Effective Date.

“Permanent Disability” means Employee’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for a period of 180 consecutive days, or two or more periods of 90 consecutive days each in any 360-day period.

Section 2.  Employment; Duties.

2.1                       During the Term of Employment (as hereinafter defined), the Company shall employ Employee, and Employee shall serve, as Executive Vice President of Commercial Operations of the Company.  Employee’s responsibilities shall include such functions and duties with respect to the Company and its subsidiaries as the Chief Executive Officer or the Board of Directors of the Company (the “Board”) shall determine and that are consistent with the functions and duties of a senior commercial operations officer of a corporation of similar size and nature.

2.2                       During the Term of Employment and excluding any periods of vacation and sick leave to which Employee is entitled, (a) Employee shall devote all of his business time to the business and affairs of the Company (except as provided below) and shall use his best efforts to perform faithfully and efficiently the responsibilities assigned to Employee, (b) Employee shall apply his skill and experience to the performance of his duties in such employment, and (c) Employee shall have no other employment.  During the Term of Employment, it shall not be a violation of this Agreement for Employee to devote up to two business days per calendar quarter to:  (i) serve as a director, officer or trustee of any trade association or of any civic, educational or charitable organization, (ii) with the prior consent of the Board, which shall not be unreasonably withheld, serve as director of any corporation that does not compete, directly or indirectly, with the Company, and (iii) manage his personal investments (provided, that no such investment may exceed five percent (5%) of the equity securities of any entity without the prior written approval of the Board and further provided, that nothing herein shall limit any investment in an entity whose primary purpose is not the day-to-day operation of a particular business) and affairs.

Section 3.  Compensation And Benefits.

3.1                       Base Salary.  During the Term of Employment, the Company shall pay Employee a salary at the annual rate of Two Hundred Fifty Thousand dollars ($250,000) or such greater amount as the Company’s Board of Directors may from time to time establish pursuant to the terms hereof (the “Base Salary”).  Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board of Directors of the Company in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.

3.2                       Performance Bonus.  During the Term of Employment, Employee shall be eligible to participate in the Company’s Annual Incentive Program (the “AIP”). For each fiscal year of the Company ending during the Term of Employment (as hereinafter defined), Employee shall receive a bonus equal to not less than (i) 10.0% of the Base Salary in cash, and options under the Company’s Equity Incentive Plan (the “Incentive Plan”) (“Performance Bonus Options”) to purchase not less than 7,500 shares of Common Stock of the Company (“Shares”), for achieving the Minimum Level under the AIP; (ii) 20.0% of the Base Salary in cash, and Performance Bonus Options to purchase not less than 15,000 Shares, for achieving the Target Level under the AIP; and (iii) 30.0% of the Base Salary in cash, and Performance Bonus Options to purchase not less than 22,500 Shares, for achieving the Maximum Level under the AIP (collectively, the “Performance Bonus”). Employee recognizes that the Board of Directors of the

Company reserves the right to amend or terminate the AIP at any time, in which case the Company shall substitute therefor such other benefits and programs as shall provide Employee with a substantially equivalent opportunity to derive substantially equivalent rewards for performance.

3.3                       Benefits.

(a)                          Benefit Plans. During the Term of Employment, Employee may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any benefit plans and policies in effect with respect to senior management personnel of the Company.

(b)                         Reimbursement of Expenses. During the Term of Employment, Company shall pay or promptly reimburse Employee, upon submission of proper invoices in accordance with the Company’s normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder.

(c)                          Vacation. During the Term of Employment, Employee shall be entitled to vacations in accordance with the policies of the Company applicable to senior management personnel from time to time.

(d)                         Post-Retirement Benefits. Employee shall be entitled to any post-retirement benefits generally made available to the Company’s senior management personnel.

(e)                          Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Employee under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

3.4                       Stock Options.

(a)                          Initial Grant.  On or as soon as practicable after the Effective Date hereof, the Company shall grant to Employee an option (the “Initial Stock Option”) to purchase Forty Thousand (40,000) shares of Common Stock pursuant to the terms of the Incentive Plan.  The Initial Stock Option shall become exercisable over a five-year term with respect to 20% of such shares on each anniversary of the date of grant.

(b)                         Company Strategic Incentive Program (“SIP”) Grant.  On or as soon as practicable after the Effective Date hereof, the Company shall grant to Employee an option under the SIP (the “SIP Option”) to purchase Eighty Thousand (80,000) shares of Common Stock pursuant to the terms of the Incentive Plan.  The SIP Option shall become exercisable in full on the seventh anniversary of the date of grant.

(c)                          Accelerated Vesting of SIP Options.  Subject to Employee’s satisfactory achievement of certain performance criteria, as determined by the Chief Executive Officer and approved by the Board of Directors, consistent with Employee’s duties and responsibilities, the SIP Option shall become exercisable with respect to (i) 26,666 shares on June 30, 2003, (ii) 26,666 shares on December 31, 2004, and (iii) all remaining shares on December 31, 2005.

(d)                         Accelerated Vesting of Options Due to Termination of Employment or Change of Control.  Notwithstanding Sections 3.2, 3.4(a), 3.4(b) and 3.4(c) hereof, the Performance Bonus Options, Initial Stock Option and the SIP Option shall automatically become fully exercisable upon the earlier to occur of (i) a Change of Control, or (ii) the termination by Employee of his employment with the Company for Good Reason (as hereinafter defined).

(e)                          Option Agreements.  The Performance Bonus Options, the Initial Stock Option and the SIP Option shall be evidenced by agreements in customary form for grants of stock options under the Incentive Plan to executive officers of the Company, consistent with the terms and conditions of this Agreement.

3.5                       Relocation.

(a)                          Reimbursement.  The Company shall reimburse Employee up to One Hundred Twenty Thousand dollars ($120,000) for the costs (the “Relocation Costs”) of relocating Employee’s household to the East Windsor, New Jersey area, including but not limited to the cost of transportation of household goods and real estate sales commissions and related expenses (the “Relocation Costs”); provided, that such relocation shall be completed within twelve (12) months after the Effective Date or as otherwise may be extended by the Chief Executive Officer of the Company.  Upon termination by Employee of his employment with the Company other than for Good Reason, Employee shall repay the Company for that portion of the Relocation Costs equal to the result of multiplying the Relocation Costs reimbursed by the Company by a fraction, the numerator of which is the number of days then remaining in the Term of Employment, and the denominator of which is the aggregate number of days in the Term of Employment.

(b)                         Withholding.  The Company shall, in accordance with its normal policies and procedures for the payment of withholding tax, pay to the Internal Revenue Service and the appropriate state and local revenue authorities (collectively, the “Tax Authorities”), on behalf of Employee, an amount equal to the federal (including, without limitation, Medicare taxes), state and local income taxes (the foregoing taxes are hereinafter collectively referred to as “Income Taxes”) required to be withheld in connection with payment of the Relocation Costs.

(c)                          Gross-Up.  To the extent that, as a result of the payment of all or any portion of the Relocation Costs to Employee by the Company as provided in this Section 3.5, Employee is obligated to pay any income, payroll or other taxes to the Tax Authorities, the Company shall pay to Employee, or on behalf of Employee, as the case may be, the sum of (i) all Income Taxes due by Employee as a result of reimbursement of the Relocation Costs, plus (ii) an amount equal to any and all Income Taxes paid or required to be paid with respect to the receipt of the amount set forth in clause (i) above (including, without limitation, any taxes on such additional amount). It is the intention of the parties hereto that the Company will pay on behalf of Employee any withholding tax due in connection with reimbursement of the Relocation Costs and that the Company will pay to Employee any out-of-pocket tax liability Employee experiences in connection with reimbursement of the Relocation Costs. Any amounts payable by the Company to Employee pursuant to this Section 3.5(c) shall be paid no later than five (5) business days before Employee is obligated to pay any taxes to the Tax Authorities.

(d)                         Temporary Living.  The Company shall provide reasonable temporary living assistance in the East Windsor, New Jersey area until Employee’s relocation is complete, but in no event after December 31, 2002.

3.6                       Term.  This Agreement shall remain in full force and effect for an initial period of four (4) years from the Effective Date (the “Term of Employment”) shall be automatically extended for additional one-year periods thereafter (each a “Renewal Period”) unless Employee notifies the Board of Directors or the Board of Directors notifies Employee that the notifying party does not desire to extend such Term of Employment at least ninety (90) days prior to the end of the expiration of the Term of Employment.  Employee’s employment hereunder shall be coterminous with the Term of Employment, unless sooner terminated as provided in Section 5 hereof.

Section 4.  Representations And Warranties By Employee And The Company.

4.1                       Employee hereby represents and warrants to the Company as follows:

(a)                          The performance by Employee of his duties and other obligations hereunder will not conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which is a party or by which he is bound.

(b)                         Employee has the right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms.

4.2                       The Company hereby represents and warrants to Employee as follows:

(a)                          The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(b)                         The Company has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

(c)                          The execution, delivery and performance by the Company of this Agreement does not and will not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Company, or any agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected.

Section 5.  Termination.  Employee’s employment hereunder will begin on the Effective Date and shall continue until terminated upon the first to occur of the following events:

(a)                          Death or Permanent Disability of Employee.  The Company may, at its option, terminate Employee’s employment for Permanent Disability (as herein defined). In the event of termination for death or disability, Employee or his designated beneficiary shall be entitled to termination benefits pursuant to Section 5(d) hereof.

(b)                         Termination by the Company for Cause.  In the event of termination by the Company pursuant to this Section 5(b), the Company shall have no further obligations to Employee under this Agreement other than to (i) pay Employee’s then current Base Salary through the effective date of termination, and (ii) subject to the terms hereof, pay or provide any benefits which may be due to Employee.

(c)                          Termination by Employee for Good Reason.  In the event of termination by Employee for Good Reason (as defined below) pursuant to this Section 5(c), the Company shall (i) continue to pay Employee monthly compensation equal to one-twelfth of Employee’s then current Base Salary for a period of eighteen (18) months following the date of termination, (ii) on the date on which performance bonuses are paid to all Company employees, pay to Employee a lump sum equal to the cash portion of the Performance Bonus of the Target Level applicable to the year in which such termination occurs, pro rated as if Employee had continued in the Company’s employ for a period of eighteen (18) months after such termination, and (iii) immediately accelerate the exercisability of all unvested stock options granted to Employee to purchase Common Stock as of the date of such termination.  Employee’s right to terminate his employment pursuant to this Section 5(c) shall not be affected by his incapacity due to Permanent Disability.  The following actions or omissions by the Company shall constitute “Good Reason”:

(A)                          If a Diminution of Responsibility occurs, Employee may, at his sole option by providing written notice to the Company within sixty (60) days following such Diminution of Responsibility, deem such Diminution of Responsibility to be “Good Reason” under this Section 5(c); or

(B)                            The failure of the Company to obtain an agreement, satisfactory to Employee, from any successor or assignee of all or substantially all of the Company’s business, to assume the Company’s obligations to Employee under this Agreement.

(d)                         Termination by the Company without Cause.

(i)                            The Company shall give Employee not less than thirty (30) days prior written notice of the termination of his employment without Cause and the Company shall have the option of amending, suspending or terminating Employee’s duties and responsibilities prior to the expiration of the thirty-day notice period (for which purposes no Diminution of Responsibility shall be deemed to have occurred).

(ii)                         If such termination shall occur, the Company shall (A) continue to pay Employee monthly compensation equal to one-twelfth of Employee’s then current Base Salary for a period of twelve (12) months following the date of such termination, and (B) on the date on which performance bonuses are paid to all Company employees, pay Employee a lump sum equal to the cash portion of the Performance bonus at the Target Level applicable to the year in which such termination occurs, pro rated to reflect the date of Employee’s termination (the “Pro-Rated Performance Bonus”).

(iii)                      If such termination shall occur within eighteen (18) months immediately following a Change of Control, then in lieu of amounts due under paragraph (ii) above, the Company shall (A) continue to pay Employee monthly compensation equal to one-twelfth of Employee’s then current Base Salary for a period of eighteen (18) months following the date of termination (B) on the date on which performance bonuses are paid to all Company employees, pay Employee a lump sum equal to the cash portion of the Performance Bonus at the Target Level applicable to the year in which such termination occurs, pro rated as if Employee had continued in the Company’s employ for a period of eighteen (18) months after such termination, and (C) immediately accelerate the exercisability of all unvested stock options granted to Employee to purchase Common Stock as of the date of such termination.

(e)                          Termination by Employee without Good Reason.  In the event Employee wishes to resign without Good Reason, he shall give not less than thirty (30) days prior written notice of such resignation and the Company shall have the option of terminating Employee’s duties and responsibilities at any time prior to Employee’s proposed termination date, subject to payment by the Company to Employee of the lesser of (i) Employee’s then current Base Salary for a thirty (30) day period, or (ii) such portion of the period remaining under the notice given by Employee.

(f)                            Termination Due to Non-Renewal of Agreement by the Company.  In the event the Company notifies Employee under Section 3.6 that it shall not renew this Agreement for any Renewal Period, Employee shall be entitled to monthly compensation equal to one-twelfth of Employee’s then current Base Salary self-executing for a period of twelve (12) months following the end of the Term of Employment.

Section 6.  Change Of Control.  Notwithstanding anything contained in this Agreement to the contrary, if Employee’s employment is terminated by the Company, other than for Cause, prior to a Change of Control and such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control (a “Third Party”), or (ii) otherwise occurred as a condition to, or in connection with or anticipation of, a Change of Control which actually occurs, then for all purposes of this Agreement, the date of the Change of Control with respect to Employee shall mean the date immediately prior to the date of such termination of Employee’s employment and shall entitle Employee to the benefits provided under Section 5(c) of this Agreement as though the termination of Employee’s employment was for Good Reason.

Section 7.  Federal Excise Tax.

7.1                       General Rule.  Employee’s payments and benefits under this Agreement and all other arrangements or programs related thereto shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions related thereto with respect to such payments.  If Employee’s benefits must be cut back to avoid triggering such penalties, Employee’s benefits will be cut back in the priority order Employee designates or, if Employee fails to promptly designate an order, in the priority order designated by the Company.  If an amount in excess of the limit set forth in this Section is paid to Employee, Employee must repay the excess amount to the Company upon demand, with interest at the rate provided in Code Section 1274(b)(2)(B).  Employee and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.

7.2                       Exception.  Section 7.1 shall apply only if it increases the net amount Employee would realize from payments and benefits subject to Section 7.1, after payment of income and excise taxes by Employee on such payments and benefits.

7.3                       Determinations.  The determination of whether the golden parachute penalties under Code Section 280G and the provisions related thereto shall apply, shall be made by counsel chosen by Employee. All other determinations needed to apply this Section 7 shall be made in good faith by the Company’s independent auditors.

Section 8.  Extended Medical And Dental Benefits.  In the event of the termination of Employee’s employment under Sections 5(a), 5(c) or 5(d) of this Agreement, and at Employee’s election, Employee and Employee’s dependents shall continue to receive the Company’s standard employee medical and dental benefits at the Company’s expense under such plans for (i) twelve (12) months for termination under Sections 5(a), or 5(d)(i) or 5(d)(ii) hereof, or (ii) eighteen (18) months for termination under Section 5(c) or Section 5(d)(iii) hereof.  Notwithstanding the foregoing, in the event Employee becomes covered or eligible to be covered as a primary insured (that is, not as a beneficiary under a spouse’s plan) under another employer’s group health plan during the extended benefit periods provided for herein, Employee shall promptly notify the Company and the Company shall have no further obligation to provide group health benefits for Employee and any dependents.

Section 9.  Confidentiality Agreement.  Employee agrees to execute an Employee Confidentiality and Invention Agreement with the Company, in a form customarily employed by the Company, which provides for standard non-solicitation and non-competition covenants covering a period of twelve (12) months after Employee ceases to be employed by the Company for any reason or no reason.

Section 10.  Release Of Claims.  The Company may condition payment of the cash termination benefits described in Sections 5(a), 5(c) or 5(d) of this Agreement upon the delivery by Employee of a signed release of claims in a form customarily employed by the Company; provided, however, that Employee shall not be required to release any rights Employee may have to be indemnified by the Company under Section 11.5 of this Agreement or the certificate of incorporation or by-laws of the Company.

Section 11.  General.

11.1                 Notices.  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given:  (i) upon delivery when delivered personally; (ii) the next business day after being sent by Federal Express or similar overnight delivery prepaid; or (iii) three (3) days after being mailed via registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth in the preamble of this Agreement, or to such other address as such party shall give by notice hereunder to the other party.

11.2                 Severability of Provisions.  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.3                 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

11.4                 Entire Agreement Modification. This Agreement and the exhibits attached hereto contains the entire agreement of the parties relating to the subject matter hereof, and any prior agreements or understandings between the parties hereto which are not set forth herein are hereby superceded.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11.5                 Indemnification.  The Company and Employee shall execute an indemnification agreement in the form attached hereto as Exhibit A.

11.6                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

11.7                 Headings.  The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

11.8                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above written.

BRUCE F. BASARAB

/s/ Bruce F. Basarab
Bruce F. Basarab

i-STAT CORPORATION

/s/ William P. Moffitt
William P. Moffitt
President and Chief Executive Officer